Free Writing Prospectus pursuant to Rule 433 dated July 29, 2020

Registration Statement No. 333-239610

Leveraged Basket-Linked Notes due

OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the performance of an unequally-weighted basket comprised of the common stock, capital stock, common shares, registered shares or ordinary shares (basket stocks) of 103 companies as measured from the trade date to and including the determination date.

The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket stock, of: (i) its final stock price on the determination date divided by its initial stock price multiplied by (ii) its initial weighted value.

If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive and will equal 150% times the basket return, subject to the maximum settlement amount (expected to be between $1,177.9 and $1,208.65 for each $1,000 face amount of your notes).

If the final basket level is less than the initial basket level, the return on your notes will be negative and will equal the basket return.

You should read the accompanying preliminary prospectus supplement dated July 27, 2020, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

Key Terms
CUSIP/ISIN:	40057CHS3 / US40057CHS35
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Basket:	an unequally weighted basket comprised of the common stock, capital stock, common shares, registered shares or ordinary shares of 103 companies
Basket Stocks	the 103 common stocks, capital stocks, common shares, registered shares or ordinary shares listed under “About the Basket” below.
Basket stock issuer:	the issuer of a basket stock
Trade date:
Settlement date:	expected to be the fifth scheduled business day following the trade date
Determination date:	a specified date that is expected to be between 13 and 15 months following the trade date
Stated maturity date:	a specified date that is expected to be the second scheduled business day after the determination date
Hypothetical Payment amount AT Maturity*

Hypothetical Final Basket Level (as a % of the Initial Basket Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
175.000%	117.790%
150.000%	117.790%
125.000%	117.790%
111.860%	117.790%
110.000%	115.000%
105.000%	107.500%
100.000%	100.000%
90.000%	90.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%
*assumes a cap level of 111.86% of the initial basket price

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Payment amount at maturity (for each $1,000 face amount of your notes)

●if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 150% times (c) the basket return, subject to the maximum settlement amount; or

●if the basket return is zero or negative (the final basket level is equal to or less than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return.

Initial basket level:	100
Initial weighted value:	for each of the basket stocks, the product of the initial weight of such basket stock in the basket times the initial basket level.
Final basket level:	the closing level of the basket on the determination date
Closing level of the basket:

on any trading day, the sum of, for each of the basket stocks: the product of (i) the quotient of (a) the closing price of such basket stock on such trading day divided by (b) the initial stock price of such basket stock times (ii) the initial weighted value of such basket stock

Initial stock price:

for each of the basket stocks, set on the trade date and may be higher or lower than the actual closing price of the basket stock on that date, as determined by the calculation agent in its sole discretion

Final stock price:	for each of the basket stocks, the closing price of such basket stock on the determination date
Basket return:	the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage
Cap Level:	expected to be between 111.86% and 113.91%
Maximum settlement amount:	expected to be between $1,177.9 and $1,208.65
Estimated value range:	$960 to $990 (which is less than the original issue price; see accompanying preliminary prospectus supplement)

About the Basket

The following table lists the basket stocks and related information, including their corresponding Bloomberg tickers, primary listings, initial weights in the basket, initial weighted values and initial stock prices. The initial weighted values and the initial stock prices will not be determined until the trade date. Each of the basket stock issuers faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your notes, if any, on the stated maturity date. Our offering of the notes does not constitute our recommendation or the recommendation of our affiliates to invest in the basket, any basket stock or the notes. You should make your own investigation of the basket stocks and the basket stock issuers and whether to obtain exposure to the basket through an investment in the notes.

Bloomberg Ticker	Corporation	Type of Security	Primary Listing	Initial Weight in the Basket	Initial Weighted Value	Initial Stock Price (USD)
ABMD	ABIOMED, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.25%
AEIS	Advanced Energy Industries, Inc.	Common Stock	The Nasdaq Global Select Market	0.84%
AMG	Affiliated Managers Group, Inc.	Common Stock	NYSE	1.02%
APD	Air Products and Chemicals, Inc.	Common Stock	NYSE	1.25%
ALB	Albemarle Corporation	Common Stock	NYSE	1.18%
LNT	Alliant Energy Corporation	Common Stock	The Nasdaq Global Select Market	0.32%
DOX	Amdocs Limited	Ordinary Shares	The Nasdaq Global Select Market	1.00%
AMP	Ameriprise Financial, Inc.	Common Stock	NYSE	1.07%
AMKR	Amkor Technology, Inc.	Common Stock	The Nasdaq Global Select Market	0.69%
ADI	Analog Devices, Inc.	Common Stock	The Nasdaq Global Select Market	0.96%
APTV	Aptiv PLC	Ordinary Shares	NYSE	1.12%
ACGL	Arch Capital Group Ltd.	Common Shares	The Nasdaq Stock Market LLC	1.13%
APAM	Artisan Partner Asset Management Inc.	Class A Common Stock	NYSE	0.77%
AVNT	Avient Corporation	Common Shares	NYSE	0.87%
AVT	Avnet, Inc.	Common Stock	The Nasdaq Global Select Market	1.02%
AXS	Axis Capital Holdings Limited	Common Shares	NYSE	1.05%
BK	The Bank of New York Mellon Corporation	Common Stock	NYSE	1.01%
BKNG	Booking Holdings Inc.	Common Stock	The Nasdaq Global Select Market	1.11%
BMY	Bristol-Myers Squibb Company	Common Stock	NYSE	1.05%
CE	Celanese Corporation	Common Stock	NYSE	1.14%
CRL	Charles River Laboratories International, Inc.	Common Stock	NYSE	1.17%
CIM	Chimera Investment Corporation	Common Stock	NYSE	0.59%
CB	Chubb Limited	Common Shares	NYSE	1.10%
CMPR	Cimpress N.V.	Ordinary Shares	The Nasdaq Global Select Market	0.89%
CNX	CNX Resources Corporation	Common Stock	NYSE	1.14%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

CMP	Compass Minerals International Inc.	Common Stock	NYSE	0.64%
GLW	Corning Incorporated	Common Stock	NYSE	1.18%
DHR	Danaher Corporation	Common Stock	NYSE	1.17%
DRI	Darden Restaurants, Inc.	Common stock	NYSE	1.05%
DAR	Darling Ingredients Inc.	Common Stock	NYSE	1.15%
XRAY	DENTSPLY SIRONA Inc.	Common Stock	The Nasdaq Stock Market LLC	1.03%
DIOD	Diodes Incorporated	Common Stock	The Nasdaq Stock Market LLC	0.53%
DOV	Dover Corporation	Common Stock	NYSE	1.15%
DXC	DXC Technology Company	Common Stock	NYSE	1.14%
ETN	Eaton Corporation plc	Ordinary Shares	NYSE	1.10%
EBAY	eBay Inc.	Common Stock	The Nasdaq Global Select Market	1.09%
LLY	Eli Lilly and Company	Common Stock	NYSE	1.00%
STAY	Extended Stay America, Inc.	Common Stock	The Nasdaq Global Select Market	0.39%
FN	Fabrinet	Ordinary Shares	NYSE	1.00%
FFIN	First Financial Bankshares, Inc.	Common Stock	The Nasdaq Stock Market LLC	0.90%
FHN	First Horizon National Corporation	Common Capital Stock	NYSE	1.06%
FMC	FMC Corporation	Common Stock	NYSE	1.12%
GRMN	Garmin Ltd.	Registered Shares	The Nasdaq Stock Market, LLC	1.06%
GM	General Motors Company	Common Stock	NYSE	1.10%
G	Genpact Limited	Common Shares	NYSE	1.08%
GBCI	Glacier Bancorp, Inc.	Common Stock	The Nasdaq Global Select Market	1.09%
HIG	The Hartford Financial Services Group, Inc.	Common Stock	NYSE	0.61%
HAS	Hasbro, Inc.	Common Stock	The NASDAQ Global Select Market	1.14%
IDA	IDACORP, Inc.	Common Stock	NYSE	1.11%
INFO	IHS Markit Ltd.	Common Shares	NYSE	1.11%
IIVI	II-VI Incorporated	Common Stock	The NASDAQ Global Select Market	0.96%
IR	Ingersoll Rand Inc.	Common Stock	NYSE	1.06%
INTC	Intel Corporation	Common Stock	The NASDAQ Global Select Market	1.06%
IBKR	Interactive Brokers Group, Inc.	Common Stock	The NASDAQ Global Select Market	1.25%
IBM	International Business Machines Corporation	Capital Stock	NYSE	1.09%
ITT	ITT Inc.	Common Stock	NYSE	1.06%
LEA	Lear Corporation	Common Stock	NYSE	1.13%
LDOS	Leidos Holdings, Inc.	Common Stock	NYSE	1.02%
MKL	Markel Corporation	Common Stock	NYSE	1.13%
MKC	McCormick & Company, Incorporated	Common Stock	NYSE	1.12%
MDT	Medtronic Public Limited Company	Ordinary Shares	NYSE	1.09%
MCY	Mercury General Corporation	Common Stock	NYSE	0.55%
MRCY	Mercury Systems, Inc.	Common Stock	The NASDAQ Global Select Market	1.01%
MET	MetLife, Inc.	Common Stock	NYSE	1.11%
MTD	Mettler-Toledo International Inc.	Common Stock	NYSE	1.15%
MC	Moelis & Company	Class A Common Stock	NYSE	0.94%
TAP	Molson Coors Beverage Company	Class B Common Stock	NYSE	0.10%
MS	Morgan Stanley	Common Stock	NYSE	1.08%
NGHC	National General Holdings Corp.	Common Stock	The Nasdaq Stock Market, LLC	0.38%
NKE	NIKE, Inc.	Class B Common Stock	NYSE	1.06%
OSPN	OneSpan, Inc.	Common Stock	The Nasdaq Capital Market	0.42%
ORCL	Oracle Corporation	Common Stock	NYSE	1.04%
OC	Owens Corning	Common Stock	NYSE	1.14%
PATK	Patrick Industries, Inc.	Common Stock	The Nasdaq Stock Market LLC	0.68%
PPG	PPG Industries, Inc.	Common Stock	NYSE	1.09%
PPL	PPL Corporation	Common Stock	NYSE	1.04%
PFG	Principal Financial Group, Inc.	Common Stock	The Nasdaq Global Select Market	1.16%
PRU	Prudential Financial, Inc.	Common Stock	NYSE	0.90%
PVH	PVH Corp.	Common Stock	NYSE	1.15%
QCOM	QUALCOMM Incorporated	Common Stock	The Nasdaq Stock Market LLC	1.02%
QLYS	Qualys, Inc.	Common Stock	The Nasdaq Stock Market LLC	0.60%
RNR	RenaissanceRe Holdings Ltd.	Common Shares	NYSE	1.08%
RGEN	Repligen Corporation	Common Stock	The Nasdaq Global Select Market	1.18%
RMD	ResMed Inc.	Common Stock	NYSE	1.11%
RXN	Rexnord Corporation	Common Stock	NYSE	1.10%
ROK	Rockwell Automation, Inc.	Common Stock	NYSE	1.11%
ROG	Rogers Corporation	Common Stock	NYSE	0.56%
SANM	Sanmina Corporation	Common Stock	The Nasdaq Global Select Market	0.51%
SIGI	Selective Insurance Group, Inc.	Common Stock	The Nasdaq Global Select Market	0.65%
SRE	Sempra Energy	Common Stock	NYSE	1.14%
SJI	South Jersey Industries, Inc.	Common Stock	NYSE	0.59%
SWK	Stanley Black & Decker, Inc.	Common Stock	NYSE	1.12%
STWD	Starwood Property Trust, Inc.	Common Stock	NYSE	0.40%
SYK	Stryker Corporation	Common Stock	NYSE	1.13%
SNPS	Synopsys, Inc.	Common Stock	The Nasdaq Global Select Market	1.04%
TMHC	Taylor Morrison Home Corporation	Common Stock	NYSE	1.37%
TDY	Teledyne Technologies Incorporated	Common Stock	NYSE	1.08%
KO	The Coca Cola Company	Common Stock	NYSE	1.11%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

KHC	The Kraft Heinz Company	Common Stock	The Nasdaq Stock Market LLC	1.13%
PG	The Procter & Gamble Company	Common Stock	NYSE	1.10%
TMO	Thermo Fisher Scientific Inc.	Common Stock	NYSE	0.08%
VRSN	VeriSign, Inc.	Common Stock	The Nasdaq Global Select Market	1.01%
WAL	Western Alliance Bancorporation	Common Stock	NYSE	1.07%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary prospectus supplement dated July 27, 2020
●	Prospectus supplement dated July 1, 2020
●	Prospectus dated July 1, 2020

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary prospectus supplement as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount Payable on Your Notes Is Not Linked to the Level of the Basket at Any Time Other Than the Determination Date
▪	You May Lose Your Entire Investment in the Notes
▪	Your Notes Do Not Bear Interest
▪	The Potential for the Value of Your Notes to Increase Will Be Limited
▪	We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

▪	As of the Date of this Prospectus Supplement, There is No History for the Closing Levels of the Basket
▪	Past Basket Stock Performance is No Guide to Future Performance
▪	Hypothetical Past Basket Performance is No Guide to Future Performance
▪	There Is Limited Hypothetical Historical Information About the Basket
▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Stocks
▪	The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪	In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of a Basket Stock
▪	The Lower Performance of One or More Basket Stocks May Offset an Increase in the Other Basket Stocks
▪	Your Notes are Linked to the Basket Stocks and Therefore the Price Movements of Those Stocks
▪	If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪	There is No Affiliation Between the Basket Stock Issuers and Us and We Are Not Responsible for Any Disclosure By Any of the Basket Stock Issuers
▪

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Basket Stock Issuers or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors in the Notes May Not Have the Same Interests as You
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature, and the Amount You Receive at Maturity
▪	Your Notes May Not Have an Active Trading Market
▪	You Have Limited Anti-Dilution Protection
▪	You Have No Shareholder Rights or Rights to Receive Any Basket Stock
▪	The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or Non-Trading Day With Respect to Any Basket Stock Occurs
▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	The Tax Consequences of an Investment in Your Notes Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our debt securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.